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                                                                   Exhibit 10.74

                             SHAREHOLDERS' AGREEMENT

                                       of

                           MICROCELL MANAGEMENT, INC.

                                  by and among

                            LCC INTERNATIONAL, INC.,

                                ALBERT F. GRIMES,

                             DONALD G. MCCLURE, JR.,

                                R. MICHAEL GILL,

                               ROY R. MARKERT, III

                              JOSEPH D. CROFT, III

                              PAMELA H. O'NEIL, and

                                 GARY L. GRIMES

                                December 31, 1996


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            SHAREHOLDERS' AGREEMENT OF MICROCELL MANAGEMENT, INC.

     THIS SHAREHOLDERS' AGREEMENT ("Agreement") of MICROCELL MANAGEMENT, INC., a Delaware Corporation (the "Company"), is made on December 31, 1996 by and among ALBERT F. GRIMES, DONALD G. MCCLURE, JR., R. MICHAEL GILL, ROY R. MARKERT, III, JOSEPH D. CROFT, III, PAMELA H. O'NEIL and GARY L. GRIMES (each an "Individual Party") and LCC INTERNATIONAL, INC., a Delaware corporation ("LCC") (the Individual Parties and LCC, collectively, the "Parties").

                             W I T N E S S E T H:

     WHEREAS, Microcell Management, L.L.C., a Maryland limited liability company ("Microcell"), is engaged in the business of the acquisition, build-out and operation of wireless communications towers (the "Business"); and

     WHEREAS, certain of the Individual Parties and LCC are all of the members of Microcell; and

     WHEREAS, the Parties desire to secure funding for Microcell's operations and to finance the expansion and growth of the Business; and

     WHEREAS, LCC desires to provide such funding; and

     WHEREAS, in connection with such funding, the Parties desire to restructure Microcell by forming a Delaware corporation to engage in the Business and dissolving Microcell; and

     WHEREAS, the Parties desire to define their respective rights and obligations as shareholders of the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:


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     1.1.   "Affiliate" of a Party shall mean a person or group of persons:

            (a) which owns or controls, directly or indirectly, such Party;

            (b) which is owned or controlled, directly or indirectly, by such Party; or

            (c) which is owned or controlled, directly or indirectly, by any person qualifying as an Affiliate under Section 1.1 (a) or (b) hereof;

     1.2. "Agreement" shall mean this Shareholders' Agreement, as the same may be amended or supplemented from time to time;

     1.3.   "Board" shall mean the Board of Directors of the Company;

     1.4. "Business Day" shall mean any day other than a Saturday, Sunday or public holiday under the laws of the United States, or any other day on which banking institutions are authorized to close in Arlington, Virginia, U.S.A.;

     1.5. "By-laws" shall mean the By-laws of the Company, in the form agreed to by the Shareholders, as the same may be amended or supplemented from time to time;

     1.6.   "Class A Shareholder" shall mean a holder of Class A Shares;

     1.7. "Class A Shares" shall mean Class A Shares of the Company's capital stock, par value $0.01 per share;

     1.8.   "Class B Shareholder" shall mean a holder of Class B Shares;

     1.9. "Class B Shares" shall mean Class B Shares of the Company's capital stock, par value $0.01 per share;

     1.10. "Confidential Information" shall have the meaning assigned to it in Section 7.4(a) hereof;

     1.11. "Control" shall mean the power, right or authority to direct or cause the direction of the management and/or policies of a person, or to elect a majority of the board of directors or similar governing body of a person, whether through the ownership of securities or similar ownership interest, by contract or otherwise, and references to "change of control" include the transfer, disposition or relinquishment, whether directly or indirectly, of control;

     1.12. "Revolving Credit Facility" shall have the meaning assigned to it in Section 4.3 hereof;

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     1.13.  "Fiscal Year" shall mean with respect to the Company the calendar year ending December 31;

     1.14. "LCC Software" shall mean (a) LCC's proprietary CellCAD II, ANET, CellQUEST. PenCAT and CMA software (including any and all technology, technical information, methods, know-how, trade secrets and copyrights related thereto) as may be applied or used by LCC in connection with the LCC Services or which may be licensed by LCC to the Company pursuant to Section 3.2 hereof and (b) the Cell Manager workflow management software products distributed by LCC during the Term;

     1.15. "Laws" shall mean any statutes, laws, ordinances, rules, requirements, decrees, orders or regulations of any governmental entity;

     1.16. "Lien" shall mean any mortgage, claim, charge, lien, security interest, easement, right of way, pledge, restriction, right of pledge, right of first refusal or encumbrance of any nature whatsoever;

     1.17. "Net Book Value" shall mean the net book value of the Shares as determined by the auditors of the Company in accordance with generally accepted accounting principles by reference to the accounting records of the Company;

     1.18. "Offeror" shall have the meaning assigned to it in Section 8.3 hereof;

     1.19. "Person" shall mean any individual, company, corporation, firm, partnership, joint venture, association, organization or trust in each case whether or not having a separate legal identity;

     1.20. "Shareholder" shall mean each of LCC (in respect of Shares held by LCC and its Affiliates), and the Individual Parties;

     1.21. "Shares" shall mean the shares of authorized stated capital, par value $0.01 per share, of the Company held by the Shareholders;

     1.22. "Term" shall have the meaning assigned to it in Section 9.1 hereof;

     1.23.  "Termination for Cause" shall have the meaning assigned to it in
Section 8.6 hereof;

     1.24. "Trademarks" shall mean certain marks, trade names and other intellectual property owned by LCC, including LCC, LCC International, ANET, CellCAD, CellQUEST, CellHOST, CMA, EXP-2000, RSAT, MSAT, PenCAT and any other trademark, trade name or service mark used by LCC or its Affiliates in connection with the marketing, sale and distribution of LCC's products and services; and

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     1.25. "Transfer" shall mean any sale, transfer, assignment or other disposition of Shares or of rights in or associated with Shares.

                             ARTICLE II. THE COMPANY

     2.1. Primary Purposes of the Company. The primary purposes of the Company are to engage in the business of, among other things, the acquisition, build-out and operation of wireless communications towers.

     2.2. Distributions. Cash generated by the Company from its operations in excess of the amount necessary to fund capital expenditures, working capital requirements, interest and other expenses of the Company as determined by the Board, may be distributed to the Shareholders as a dividend or other cash shall be made at any time that any indebtedness under the Revolving Credit Facility is outstanding.

                   ARTICLE III. OBLIGATIONS OF THE PARTIES

     3.1. Assignment of Contracts. Simultaneously with the execution hereof or as soon as reasonably practicable thereafter, the Parties shall cause Microcell to assign to the Company all of Microcell's interests in and rights under the contracts set forth on Schedule 3.1 hereto (the "Contracts") in consideration of the Company's payment to Microcell of Three Hundred Forty-Two Thousand Six Hundred Eighty-Five and Fifty-One Hundredths United States Dollars (U.S. $342,685.51), proceeds of which will be used by Microcell to repay the principal amount outstanding under that certain Promissory Note by and between Microcell and LCC dated November 13, 1996 in the initial principal amount of U.S. $342,685.51. The Shareholders shall cause the Company to assume the Contracts by execution of an assignment and assumption agreement in substantially the form attached hereto as Exhibit A.

     3.2. Grant of Trademark License by LCC. LCC shall grant to the Company a nonexclusive worldwide right and license to use the Trademarks in connection with the marketing and provision of the Company's services. The Shareholders shall cause the Company to execute a trademark license agreement substantially in the form attached hereto as Exhibit B.

     3.3. Dissolution and Liquidation of Microcell. The Parties shall vote on the date hereof to dissolve Microcell, and hereby appoint the Board in its discretion to take all subsequent or further actions as may be necessary or advisable to be taken in order

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to complete the dissolution, liquidation and winding up of the business and affairs of Microcell at such time as it determines to be reasonably practicable.

     3.4. Employment of Certain Microcell Employees. The Shareholders shall cause the Board to appoint and employ at-will the following Microcell employees as officers or employees of the Company as of the date hereof:

            Albert F. Grimes        President
            Roy R. Markert, III     Vice President
            Joseph D. Croft, III    Vice President Finance
            Pamela H. O'Neil        Director - Administration
            Gary L. Grimes          Director - Operations

Each Shareholder hereby acknowledges that in the absence of any written agreement to the contrary the employment of the above-named individuals with the Company is at-will and may be terminated by such individual or by the Company at any time, for any reason, with or without cause or notice.

     3.5. Other Services. The Shareholders acknowledge and agree that LCC or its Affiliates may in the future provide services, technology, facilities and personnel to the Company on such terms and conditions as shall be mutually agreed by the Company, LCC and its Affiliates, provided that such terms and conditions shall be negotiated in good faith, in an arm's length transaction, and shall in no event be less favorable to the Company than those which could have been obtained by the Company from an independent third party.

                  ARTICLE IV. CAPITALIZATION OF THE COMPANY

     4.1. Initial Capitalization. The Company shall have an authorized minimum capital without right of withdrawal of one thousand United States Dollars (U.S. $1,000) divided into one hundred thousand (100,000) Shares of capital stock with a par value of $0.01, of which eighty-three and seventy-five one hundredths percent (83.75%) shall be designated as Class A Shares, and sixteen and twenty-five one hundredths percent (16.25%) shall be designated as Class B Shares. Upon formation of the Company in accordance with Section 2.1 hereof, LCC will subscribe for and purchase all of the Class A Shares, and the Individual Parties will subscribe for and purchase all of the Class B Shares as follows:

            LCC                         83,750 Class A Shares
            Albert F. Grimes            3,594 Class B Shares
            Donald G. McClure, Jr.      3,328 Class B Shares

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
            R. Michael Gill             3,328 Class B Shares
            Roy R. Markert, III         2,500 Class B Shares
            Joseph D. Croft, III        2,500 Class B Shares
            Pamela H. O'Neil            500 Class B Shares
            Gary L. Grimes              500 Class B Shares

     4.2 Additional Shareholder Capital. In the event that the Board shall at any time determine that the Company will require additional capital contributions from the Shareholders, the Board shall promptly notify each of the Shareholders of the amount of such proposed capital contribution and the amount which each Shareholder would be required to contribute (which amount shall be in proportion to such Shareholder's ownership of Shares as of the date of such notice), the proposed use thereof, the price per share, and the date on which such capital contribution would be required to be delivered to the Company, which date shall be no later than forty-five (45) days following the date of such notice; provided, that (i) LCC shall be solely responsible for all capital contributions up to an aggregate amount of Ten Million United States Dollars (U.S.$10,000,000), (ii) no Individual Party shall be required to make a capital contribution until LCC has contributed such amount of capital to the Company, and (iii) no additional Shares shall be issued to LCC with respect to such capital contribution.

     4.3. Revolving Credit Facility. The Shareholders recognize that as a new startup, the Company's operations will not generate sufficient cashflow to finance its cash requirements in the foreseeable future. LCC shall provide a revolving credit facility to the Company as set forth in the form of the Revolving Credit Facility and Security Agreement attached hereto as Exhibit C (the "Revolving Credit Facility"). Each Shareholder hereby affirms that the Revolving Credit Facility is commercially reasonable and on arm's length terms and agrees to cause the Company to execute the Revolving Credit Facility simultaneously with the execution hereof.

     4.4. Failure to Contribute. In the event that the Board shall at any time determine, with the consent of the holders of a majority of the Class B Shares issued and outstanding, that the Company will require additional capital contributions and any Shareholder fails to deliver to the Company its full proportionate share of any such capital contribution by the due date set forth in the notice described in Section 4.2 hereof, the Company, at the direction of the Shareholders who made the required capital contribution, shall, within ten
(10) Business Days after the due date, determine whether to (a) proceed with the proposed use of such capital contribution, but using only the capital contributions already provided to the Company by the contributing Shareholders,
(b) borrow funds in an amount not greater than the amount which the non-contributing Shareholders failed to contribute, with the interest payable thereon to be paid by such non-contributing Shareholders or (c) provide each

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Shareholder that delivered its full proportionate share of such capital contribution an opportunity to either (i) contribute additional capital pro rata in an amount not greater than the aggregate amount which the non-contributing Shareholders failed to contribute or (ii) lend funds to the Company pro rata in an amount not greater than the aggregate amount which the non-contributing Shareholders failed to contribute, such loan to bear interest at a rate per annum equal to the prime rate of Citibank, N.A. as adjusted from time to time and to be on such other teens and subject to such conditions as shall be mutually agreed upon by such lending Shareholders and the Company, with the interest payable thereon to be paid by such non-contributing Shareholders.

     4.5. Evidence of Shares. The number of Shares held by each of the Shareholders shall be adjusted to reflect all amounts delivered to the Company pursuant to Sections 4.2 (other than amounts up to an aggregate of Ten Million United States Dollars (U.S.$10,000,000) delivered to the Company by LCC) and 4.4 hereof (other than loans made pursuant to Section 4.4(b) or 4.4(c)(ii) hereof).

                      ARTICLE V. MANAGEMENT OF THE COMPANY

     5.1 Board of Directors. Except where the approval of the Shareholders is required by applicable Laws, the By-laws or this Agreement, the management and control of the business and affairs of the Company shall be vested in the Board. The Board shall have the power to set policies and exercise all such authority that is not inconsistent with applicable Laws, this Agreement or the By-laws. All actions of the Board shall require the affirmative approval of a majority of the members of the entire Board.

     5.2 Composition of the Board. The Board shall consist of five (5) members. No change shall be made in the size of the Board without the consent of Shareholders representing a majority of the Shares issued and outstanding. The holders of the Class A Shares shall designate four (4) members of the Board and the holders of Class B Shares shall designate one (1) member of the Board. Each Shareholder class shall have the right to replace any director designated by such Shareholder class and to designate a substitute director in the event that a director previously designated by it shall resign, retire, die or otherwise be unavailable to serve. LCC shall appoint the Chairman of the Board.

     5.3. Meetings; Quorum. Meetings of the Board shall be held in Arlington, Virginia. At least three (3) Business Days' advance written notice of each Board meeting stating the purpose thereof shall be provided by the Chairman of the Board or the secretary to each director in writing, by facsimile or by telephone; provided, that any such director

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may waive compliance with such notice requirement. Any director may be represented at a meeting of the Board by means of conference telephone, video or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by directors of the Board in a meeting by means of a conference telephone, video or similar communications equipment shall constitute presence in person at a meeting. Three directors shall constitute a quorum at any meeting of the Board. If any meeting of the Board is adjourned because of the absence of a quorum, such meeting will be reconvened on the fifth Business Day following such adjournment and three directors shall constitute a quorum at such reconvened meeting.

     5.4. Board's Specified Powers. Without limiting the generality of the foregoing, the Board shall have full authority over the following actions:

          (a)   the approval of any additional capital contributions;

          (b) the borrowing by the Company of any sum or the issuance of any debt securities of the Company;

          (c) the making of any loan or advance or the giving of any credit by the Company (other than normal trade credit) to any person or the giving of any guarantee or indemnity to secure the liabilities or obligations of any person or the creation of any Lien over the whole or any part of the property or assets of the Company;

          (d) the sale, transfer, lease, assignment or other disposal of a material part of the property or assets of the Company or contracting to do so, otherwise than in the ordinary and proper course of its business;

          (e) the merger, consolidation, liquidation, or dissolution of the Company, the entering into of a composition with creditors or the authorization of any filing for bankruptcy by the Company, or the transformation of the Company into another type of legal entity;

          (f) the entering into any contract, agreement, commitment, transaction or series of transactions requiring the expenditure by the Company, or the making of any investment, which would exceed U.S.$100,000 in the aggregate;

          (g) the issuance of any shares of the authorized capital of the Company or the authorization or issuance of any new class or series of capital of the Company or any securities convertible into or exchangeable for any class or series of capital of the Company;

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          (h)   the recapitalization, reclassification, consolidation,
subdivision or conversion of, or the alteration of any rights attaching to, any class or series of authorized capital of the Company;

          (i) the appointment of any committee of the Board or the delegation of any power of the Board to such committee;

          (j)   the appointment or dismissal of the president of the Company;

          (k) the entering into of any joint venture, partnership or profit-sharing agreement with any third party otherwise than in the ordinary and proper course of its business;

          (l) the entering into of any contract or transaction with a Shareholder or any Affiliate of a Shareholder;

          (m) the amendment or repeal of any provision of the By-laws or other constituent documents of the Company, including, without limitation, the changing of the business purpose of the Company; and

          (n) the amount of any dividend or distribution to be paid in accordance with Section 2.2 hereof.

     5.5. Appointment of Officers. As soon as practicable following the execution of this Agreement, the Board shall appoint the officers listed in
Section 3.4 hereof and such other officers and assistant officers as the Board shall deem necessary to operate the Company.

     5.6. Authority of Officers. All matters and decisions set forth in Section
5.4 shall be referred by the officers of the Company to the Board for its approval prior to any decision or action with respect thereto. The Board shall remove or suspend any officers or other personnel if the Board determines that such persons have taken an unauthorized action or decision in contravention of this provision.

     5.7. Consent of Class B Shareholders. The Board shall obtain the consent of the holders of a majority of the issued and outstanding Class B Shares prior to authorizing any merger or sale of substantially all the assets of the Company with or into any entity which is at least eighty percent (80%) owned by LCC.

                  ARTICLE VI. REPRESENTATIONS AND WARRANTIES

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     6.1. Representations and Warranties of LCC. LCC represents and warrants to the Individual Parties that:

          (a) Organization and Power. LCC is a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America, with all requisite power and authority to own its properties and to conduct its business as presently owned and conducted;

          (b) Authorization. This Agreement has been duly authorized, executed and delivered by LCC and constitutes a valid and binding obligation of LCC;

          (c) No Conflicts. The execution and delivery of this Agreement by LCC and the consummation of the transactions herein contemplated will not violate or conflict with or constitute a default or breach or result in the creation or imposition of any Lien, under any of the terms of provisions of (i) LCC's certificate of incorporation, (ii) any contract, agreement, lease or mortgage or other agreement to which LCC is a party or by which LCC is bound, or
(iii) any Law binding upon LCC or its property;

          (d) Microcell Membership. It is a member of Microcell and it and the Individual Parties (except Pamela H. O'Neil and Gary L. Grimes) together constitute all of the members of Microcell.

     6.2. Representations and Warranties of the Individual Parties. Each Individual Party represents and warrants to LCC that:

          (a) Power and Authority. He or she has all requisite power and authority to enter into this Agreement and perform his or her obligations hereunder;

          (b) Authorization. This Agreement has been duly authorized, executed and delivered by him or her and constitutes his or her valid and binding obligation;

          (c) No Conflicts. The execution and delivery of this Agreement by him or her and the consummation of the transactions herein contemplated will not violate or conflict with or constitute a default or breach or result in the creation or imposition of any Lien, under any of the terms or provisions of (i) any contract, agreement, lease or mortgage or other agreement to which he or she is a party or by which he or she may be bound, or (ii) any Law binding upon such Individual Party or his or her property;

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          (d)   Microcell Membership. With the exception of Pamela H. O'Neil and
Gary L. Grimes, he is a member of Microcell and he and the other Parties together constitute all of the members of Microcell.

     6.3. Investment Representations and Warranties. Each Party hereby represents and warrants that:

          (a) Such Party will acquire the Shares solely for investment purposes and with no present intention to sell or otherwise dispose of the Shares or any part thereof;

          (b) Such Party neither has knowledge of nor anticipates any circumstance, condition or event which might hereafter occur which would cause the sale of the Shares by such Party;

          (c) Upon the delivery of a certificate evidencing the Shares, such Party will execute and deliver to and for the benefit of the Company such additional instruments as the Company may require to evidence such intent; and

          (d) Such Party will acquire the Shares with the understanding that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or the equivalent securities laws of any state and may not be transferred in the absence of such registration or an exemption therefrom under such Act or any such laws. Such Shares may be transferred only in compliance with the Act or such laws or pursuant to the provisions hereof. Such Party understands that the Company has no present intention to register the Shares under the Act or any such laws.

             ARTICLE VII. COVENANTS AND AGREEMENTS OF THE PARTIES

     7.1. LCC Technology. If, at any time during the Term, any Party learns of or suspects any infringement by a third party of LCC's proprietary rights in the LCC Software or any copyright, patent, trademark, trade secret, mask work or other intellectual property right of LCC, such Party shall promptly notify LCC, and shall cause the Company to take such action as LCC, at its sole cost and expense, shall reasonably request in connection with said infringement or breach (including the commencement of proceedings and instruction of counsel).

     7.2. Competition - Individual Party Restrictions. (a) Each Individual Party hereby covenants in favor of the Company and LCC that, except with the prior written consent of the Company and LCC, such Individual Party shall not within the

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territory of North America, and shall cause his or her Affiliates not to, for so long as he or she is a Shareholder and for a period of two (2) years following the Transfer of all of his or her Shares:

            (i) except in connection with his or her ownership of Shares and participation in the management of the Company, engage, participate, assist, invest, lend money to or have an equity interest, directly or indirectly, whether as partner, owner, consultant, agent or otherwise, in any business, enterprise or activity involving the acquisition, lease, sale-leaseback, build-to-suit or operation of wireless communications towers in North America (collectively, the "Competitive Activities"), unless (i) such business, enterprise or activity conducts or involves a Competitive Activity in addition to other activities which are not Competitive Activities, and the particular involvement of the Individual Party or his or her Affiliates is separate and unrelated to the Competitive Activity, or (ii) the Individual Party or his or her Affiliates possesses an ownership interest equal to five percent (5%) or less of the total outstanding voting shares or equity of such business, enterprise or activity and does not take any active role in the management or operations of such business, enterprise or activity;

            (ii) engage, hire, suggest or assist in or influence the engagement or hiring by any competing organization of, any salesman, distributor, supplier, employee or officer of the Company, LCC or any Affiliate of LCC, or otherwise cause or encourage any person having a business relationship with the Company or LCC to sever such relationship with, or commit any act inimical to, the Company, LCC or any Affiliate of LCC; or

            (iii) cause or permit any person directly or indirectly under their
                  Control to do any of the foregoing acts or things.

     7.3. Indemnification. (a) Each Party agrees to indemnify, defend and hold harmless the Company and the other Parties, their lawful successors and assigns, from and against any and all losses, liabilities, claims, damages, costs and expenses including reasonable legal fees and disbursements in connection therewith (collectively, "Claims") asserted against or incurred by the Company or such other Party which arise out of, result from or may be payable by virtue of, any breach of any material representation, warranty, covenant or agreement made or material obligation required to be performed by the indemnifying Party pursuant to this Agreement.

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          (b)   In the case of a third party Claim which is subject to
indemnification under this Section 7.3, the indemnifying Party shall be notified promptly in writing of the existence of any such Claim at any time instituted against or made upon the indemnified Party or the Company by any third party, and shall be given the opportunity to defend the same with counsel of its choice, in which defense the indemnified Party or the Company, as the case may be, shall cooperate. If the indemnifying Shareholder fails promptly to undertake such defense, then the indemnified Party, or the Company, as the case may be, may undertake the defense with counsel of its choice, in which case the indemnifying Party shall bear the cost of such defense, including reasonable legal fees and disbursements in connection therewith, and shall pay the amount of any judgment or settlement.

     7.4. Confidentiality. (a) All information, whether written or oral, relating to the Company, the Parties or their Affiliates, or their respective businesses or operations ("Confidential Information"), disclosed by any Party (the "Disclosing Party") to any other Party (or its directors, officers, employees or representatives) shall be kept strictly secret and confidential and shall not be disclosed to any person except to the extent that any such disclosure is necessary in connection with the performance of this Agreement, and except to the extent that (i) such information is known to such other Party when received or is or subsequently becomes lawfully obtained from other sources; (ii) the duty as to confidentiality and non-use is waived in writing by the Disclosing Party; or (iii) disclosure of such information is required by applicable Laws or is validly ordered by a governmental entity. The Parties further agree that they shall not use, nor permit their respective Affiliates to use, any Confidential Information for any purpose whatsoever except in the manner expressly provided or contemplated in this Agreement.

          (b) Each of the Parties agrees to take, and to cause its respective Affiliates and the Company to take, adequate security and precautionary measures to effect compliance with this Section 7.4 by directors, officers, employees and agents of each of the Parties, its respective Affiliates and the Company who are given access to Confidential Information. Procedures for the handling and safeguarding of Confidential Information shall be as determined from time to time by the Board.

          (c) Each of the Parties hereby acknowledges that the Disclosing Party would be irreparably harmed by a breach of this Section 7.4 and it would not be possible to estimate damages resulting from such a breach. The Parties agree that the Disclosing Party shall be entitled to injunctive relief to prevent a breach or continued breach of this Section 7.4, or any part of it, and to secure the enforcement of this Section 7.4, and shall be entitled to recover from the breaching Party reasonable legal fees and all costs and expenses incurred in connection with such an action.

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                          ARTICLE VIII. SHARE TRANSFERS

     8.1. Restrictions on Transfers. No Shareholder shall or shall attempt to Transfer or grant a Lien upon any of its Shares, or rights in or associated with such Shares, except in compliance with the provisions of this Article VIII, and any Transfer by a Shareholder of its Shares in violation of this Article VIII shall be invalid and of no force and effect. Except as otherwise permitted herein, no Transfer of Class B Shares shall be permitted prior to the third anniversary of the date hereof. The share certificates evidencing the Shares shall contain an appropriate legend to reflect the restrictions on Transfer set forth herein. It shall be a condition to any Transfer of the Shares that the Shareholders make appropriate adjustment to the number of members of the Board to be designated by each class of Shareholders so as to reflect the ownership of the Shares after giving effect to such transfer. In no event shall any Shareholder Transfer Shares to any Person that is in competition with any business activity of the Company, LCC or any Affiliate of LCC.

     8.2. Certain Transfers by Class B Shareholders. Any Class B Shareholder may Transfer Class B Shares (a) to another Class B Shareholder, (b) to a trust for estate planning purposes, provided that the transferee shall be bound by this Agreement and shall execute an undertaking to such effect in form and substance satisfactory to the Company, or (c) in the event of the death of a Class B Shareholder, to such Shareholder's legatees and heirs, who shall be bound by this Agreement.

     8.3. Right of First Refusal. If at any time after the third anniversary of the date hereof, any Class B Shareholder (the "Transferring Shareholder") desires to Transfer any of its Shares other than in an underwritten public offering pursuant to the provisions of the Registration Rights Agreement (as defined below) or pursuant to Section 8.2 above, such Transfer shall take place only in accordance with the following procedures:

          (a) The Transferring Shareholder shall give written notice to the Class A Shareholder (the "Other Shareholder") within thirty (30) days after receipt of a written, bona fide offer (the "Offer") from a third party (the "Offeror"), which is signed by the Offeror to purchase all or part of the Shares that are the subject of the Offer. Such written notice shall specify the name of the Offeror, the identity of those persons Controlling the Offeror and the terms of the Offer, and shall be accompanied by existing copies of any agreement or documents executed or delivered, or to be executed or delivered, by the Transferring Shareholder and the Offeror.

          (b) The Other Shareholder shall have the exclusive right for a period of sixty (60) days after receipt of such notice from the Transferring

Shareholder to purchase all of the Shares that are the subject of the Offer upon the same terms and conditions contained in the Offer.

          (c) In the event that the Other Shareholder elects not to purchase the Shares which are the subject of the Offer within said sixty (60) day period, the Transferring Shareholder shall have the right during the ensuing ninety (90) day period to Transfer to the Offeror the Shares offered to the Other Shareholder on terms which are not more favorable to the Offeror than the terms set forth in the notice to the Other Shareholder. The Offeror shall as a condition to such purchase agree in writing to be bound by this Agreement to the same extent that the Transferring Shareholder was bound. If such Transfer is not completed within such ninety (90) day period the Transferring Shareholder shall be required, before transferring its Shares, to re-offer the Shares to the Other Shareholder in the manner set forth in this Article VIII.

          (d) The Transfer of the Shares resulting from the acceptance of the Offer by the Other Shareholder in accordance with this Section 8.3 shall take place at a closing to be held within ten (10) Business Days following the earlier to occur of: (i) the acceptance of the Offer by such Other Shareholder, or (ii) at such other time as the Transferring Shareholder and the Other Shareholder shall mutually agree. At such closing, the Other Shareholder shall pay the purchase price for the Shares against delivery by the Transferring Shareholder of (i) documentary evidence reasonably satisfactory to the Other Shareholder of the Transfer of all of the Shares by the Transferring Shareholder to the Other Shareholder; (ii) a sales agreement in form reasonably satisfactory to the Other Shareholder containing, among other things, a representation and warranty of the Transferring Shareholder that the Transferring Shareholder is, and Other Shareholder shall be, the record and beneficial owner of such Shares with good title thereto, free and clear of all Liens; and (iii) resignations of those members of the Board designated by the Transferring Shareholder (if any) as shall be necessary to effect the adjustment required by Section 8.1 hereof.

     8.4. Transfers by LCC; Rights of Class B Shareholders. If LCC transfers its Shares by way of sale, the Class B Shareholders shall have the right of co-sale provided in this Section 8.4. In the event that LCC receives a bona fide offer to purchase at least fifty-one percent (51%) but less than one hundred percent (100%) of all issued and outstanding Shares of the Company from any prospective purchaser (a "Purchaser") and should LCC desire to sell such Shares, it shall give to the Class B Shareholders written notice thereof specifying the name of the Purchaser, the terms of the offer, and the number of Shares that are subject to the offer. LCC shall either decline such offer, or prior to accepting any such offer, arrange for the Purchaser to make in lieu of the offer a substitute offer to purchase the same number of Shares that were the subject of the offer, and upon the same terms as the offer, from LCC and the Class B Shareholders. In the event a substitute offer is made, LCC, on the one hand, and the Class B Shareholders as a class, on the other hand, shall be entitled to sell the following number of Shares to the Purchaser: (i) the total number of Shares proposed to be sold, multiplied by (ii) a fraction, the denominator of which shall be the number of Shares owned by both classes of Shareholders, and the numerator of which shall be, in the case of LCC, the number of Shares owned by LCC, or in the case of the Class B Shareholders, the number of Shares owned by the Class B Shareholders.

     8.5. Transfers by LCC; Rights of LCC. If LCC transfers all of its Class A Shares by way of sale, it shall have the right to require the Class B Shareholders to sell all of their Class B Shares as provided in this Section
8.5. In the event that LCC receives a bona fide third party offer to purchase one hundred percent (100%) of its Class A Shares from any Purchaser, it shall give to the Class B Shareholders written notice thereof specifying the name of the Purchaser, and the terms of the offer. LCC may decline such offer or require the Class B Shareholders as a class to sell all of the Class B Shares to the Purchaser upon the same terms as the offer.

     8.6. Redemption of Class B Shares Upon Certain Events. (a) The Shareholders agree that the Company shall have the right to redeem all Shares held by an Individual Party who shall be an officer or employee of the Company upon termination of such Individual Party's employment in accordance with the following procedures:

          (i) In the event that an Individual Party resigns prior to the first anniversary of the date hereof, or is Terminated for Cause at any time, such Individual Party's Shares may be redeemed at any time thereafter, at the Company's option, at a purchase price equal to the Net Book Value of such Shares as of the date of the Company's notice of redemption.

          (ii) In the event that an Individual Party resigns on or after the first anniversary of the date hereof, the Company may at any time thereafter, at its option, redeem such Individual Party's Shares at a purchase price equal to the fair market value of such Shares as of the date of the Company's notice of redemption.

          (iii) In the event that an Individual Party's employment is terminated other than as set forth in Section 8.6(a)(i) or (ii) hereof, the Company may, at any time after January 1, 1999, redeem such Individual Party's Shares at a purchase price equal to the fair market value of such Shares as of the date of the Company's notice of redemption.

          (iv) Fair market value of an Individual Party's Shares shall be determined by the Chairman of the Board and such Individual Party or, if they are unable to agree on fair market value within fifteen (15) days of such Individual Party's termination, the Chairman of the Board and such Individual Party shall appoint an independent appraiser to determine fair market value of such Shares. The determination of such appraiser shall be conclusive. For purposes of determining fair marker value pursuant to this Section 8.6(a)(iv): (A) if, during the first twelve months during which this Agreement is in effect, there are loans outstanding under the Revolving Credit Facility in the aggregate amount of up to seven million dollars ($7,000,000.00), a capital contribution of seven million dollars ($7,000,000.00) shall be deemed to have been made to the Company by LCC as of the date hereof; and (B) if, at any time subsequent to the first twelve months during which this Agreement is in effect, there are loans outstanding under the Revolving Credit Facility in the aggregate amount of at least ten million dollars ($10,000,000.00), then in addition to the deemed capital contribution as set forth in Section 8.6(a)(iv)(A), an additional capital contribution of three million dollars ($3,000,000.00) shall be deemed to have been made to the Company by LCC as of the first day of the thirteenth month after the date hereof.

          (v) For purposes of this Section 8.6, "Termination for Cause" shall mean termination of an Individual Party's employment for a material breach of this Agreement by such Individual Party; material neglect or abdication by such Individual Party of his or her duties, including such Individual Party's refusal to perform work assigned to him or her; commission of a crime or breach of fiduciary duty by such Individual Party or involvement of such Individual Party in fraud, deceit, dishonesty, misappropriation of funds or any intentional act that materially impairs the goodwill or business of the Company if the same is not cured within five (5) business days after notice thereof by the Company to the Individual Party.

     8.7. Class B Shareholders' Put Option Right. (a) The holders of at least eighty percent (80%) of the issued and outstanding Class B Shares shall have the right at any time after the third anniversary of the date hereof to request by written notice to the Company signed by such Class B Shareholders that the Company engage an investment banker to determine the economic feasibility of an initial underwritten public offering of shares of the Company's common stock (an "Initial Public

Offering"). The Company shall select and engage an investment banker within thirty (30) days following receipt of such request.

          (b) If the investment banker determines that in its opinion an Initial Public Offering can be completed such that (i) the proceeds of such Initial Public Offering would be greater than Twenty Million United States Dollars (U.S. $20,000,000) and the anticipated price per share would imply a valuation of the Company prior to consummation of such Initial Public Offering of at least Sixty Million United States Dollars (U.S. $60,000,000) (a "Qualified Initial Public Offering"), the holders of at least eighty percent (80%) of the issued and outstanding Class B Shares may request by written notice to the Company signed by such Class B Shareholders that the Company proceed to attempt to consummate such Qualified Initial Public Offering.

          (c) If the Company determines that it is not advisable for it to proceed with such Qualified Initial Public Offering, it shall so notify such Class B Shareholders in writing within thirty (30) days following receipt of the request to proceed with the Qualified Initial Public Offering.

          (d) Following receipt of such notice of refusal to proceed with such Qualified Initial Public Offering, the holders of at least eighty percent (80%) of the issued and outstanding Class B Shares may elect by written notice to the Company signed by such Class B Shareholders (the "Redemption Election") to redeem all of their Class B Shares at the price per share implied by the pre-closing valuation of the Qualified Initial Public Offering.

     8.8.   Procedure for Redemption.

          (a) Redemption Date. Subject to the Company having funds legally available, the closing of any redemption of Class B Shares (the "Redemption Date") shall occur on or about ninety (90) days following the date of (i) in the case of a redemption pursuant to Sections 8.6(a)(i), (ii) or (iii), the Company's determination to redeem such Shares, or (ii) in the case of a redemption pursuant to Section 8.7, receipt by the Company of a Redemption Election.

          (b) Redemption Notice. Upon (i) the Company's determination to redeem Shares pursuant to Sections 8.6(a)(i), (ii) or (iii), or (ii) receipt by the Company of a Redemption Election pursuant to Section 8.7(d), the Company shall mail, postage prepaid, not less than sixty (60) days nor more than ninety
(90) days prior to the Redemption Date, written notice thereof (the "Redemption Notice"), to such Class B Shareholder to be redeemed, at the post office address last shown on the records of the Company. Each such Redemption Notice shall state:

                  (i) The Class B Shares that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

                  (ii) The Redemption Date and applicable redemption price;

                  (iii) That the holder is to surrender to the Company, in that manner and at the place designated, his or her certificate or certificates representing the Class B Shares to be redeemed.

          (c) Surrender of Certificates; Payment. On or before each Redemption Date, each Class B Shareholder holding Class B Shares to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such Class B Shares to the Company, in the manner and at the place designated in the Redemption Notice, along with a written representation and warranty that he or she is the record and beneficial owner of such Shares with good title thereto, free and clear of all Liens, and thereupon the redemption price for such Class B Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

          (d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on each Redemption Date the applicable redemption price therefore is paid or made available for payment, then notwithstanding that the certificates evidencing any of the Class B Shares so called for redemption shall not have been surrendered, any distributions with respect to such Class B Shares shall cease to accrue after the applicable Redemption Date and all rights with respect to such Class B Shares shall terminate after the applicable Redemption Date, except only the right of the holders to receive the applicable redemption price without interest upon surrender of their certificate or certificates.

     8.9. Registration Rights. Each of the Shareholders shall execute and shall cause the Company to execute simultaneously with the execution hereof a Registration Rights Agreement substantially in the form attached hereto as Exhibit D (the "Registration Rights Agreement"). Notwithstanding the foregoing restrictions on Transfer, the Shareholders may Transfer Shares in an underwritten public offering of the Company's common stock in accordance with the provisions of the Registration Rights Agreement.

     8.10. Termination of Transfer Restrictions on Initial Public Offering. The restrictions and conditions to the Transfer of Shares set forth in Sections 8.1, 8.3, 8.4, 8.5, and 8.6(a) above shall terminate upon the consummation of an Initial Public Offering.

                                ARTICLE IX. TERM

     9.1. Term. The term of this Agreement (the "Term") shall commence as of the date hereof and shall terminate (except to the extent any provisions of this Agreement shall expressly survive the termination hereof) upon the occurrence of any of the following events: (a) the date of completion of the winding up of the Company in accordance with Section 9.2 hereof, or (b) the date that all of the Individual Parties or LCC shall cease to hold Shares as a consequence of the proper exercise of rights set forth in Article VIII or Section 9.3 hereof.

     9.2. Dissolution and Winding-up. The Shareholders may agree in writing to dissolve and wind up the Company on such terms and conditions as they shall determine. In the event that the Company is dissolved, unless otherwise agreed by the Parties:

            (a) This Agreement shall be automatically terminated and of no further force and effect (except to the extent any provisions hereof shall expressly survive the termination hereof); and

            (b) upon the dissolution of the Company, the president or another person designated by the Board (in either case being referred to herein as the "Liquidating Party"), shall wind up the Company, cause its assets to be sold and apply the proceeds in the following order:

                  (i) first, to the payment of creditors, including the Shareholders and their Affiliates to the extent they are creditors;

                  (ii) second, to the establishment of any reserves that the Liquidating Party, in accordance with sound business judgment, deems reasonably necessary to provide for the payment when due of any contingent or unforeseen liabilities or obligations of the Parties in connection with the Company, which reserves are to be paid over to a trustee or escrow agent to be held for purposes of distributing such reserves in payment of the aforementioned contingencies and distributing the balance of such reserves, if any, in the manner provided herein upon the expiration of such period as the Liquidating Party may deem advisable; and

                  (iii) third, upon receipt by the Shareholders of a final
                        accounting statement prepared by the auditors regularly engaged by the Company, whose determination shall be final, conclusive and binding on the Shareholders (acting as experts, not arbitrators), pro-rata to the Class A Shareholders and Class B Shareholders to the extent of the amount of capital invested in the Company by such Shareholders; and

                  (iv) fourth, pro rata to the Class A Shareholders and the Class B Shareholders.

     9.3. Shareholder Calls Upon Bankruptcy. In the event of (a) any distress, execution, sequestration or other process being levied or enforced upon a Shareholder; (b) the adjudication of a Shareholder as a bankrupt or insolvent subject to any insolvency or bankruptcy law; (c) the making by a Shareholder of an assignment for the benefit of creditors; (d) the suspension of payments or a moratorium on payments to creditors; or (e) the appointment of a receiver or judicial manager or trustee for the business or properties of a Shareholder, then the other Shareholders shall have the right to purchase the Shares of such Shareholder in the same manner and subject to the same terms and conditions as specified in Section 8.3 hereof.

     9.4. Cooperation. Each Shareholder shall cooperate with the other Shareholders and shall take all actions necessary in order to consummate any sale and purchase of Shares, or dissolution and winding up of the Company, pursuant to this Article IX.

                            ARTICLE X. MISCELLANEOUS

     10.1. No Partnership. None of the provisions of this Agreement shall be deemed to constitute a partnership between the Shareholders and they shall have no authority to bind one another or the Company in any way.

     10.2. Limitations on Shareholders' Authority. None of the Shareholders shall have, or hold himself or herself out as having, any right, authority or agency to act on behalf of the other Shareholder or the Company in any capacity or in any manner except as specifically authorized in this Agreement, and none of the Shareholders shall become liable to any other Shareholder or to any other person by reason of any representation, action or omission of the other Shareholder contrary to this provision. Without limiting the generality of the foregoing, in no event shall any Shareholder have any liability or obligation for any debts, liabilities or contractual obligations of any other Shareholder to any other person, and each Shareholder agrees to indemnify and hold harmless the other Shareholder as to such debts, liabilities and contractual obligations.

     10.3. Survival of Representations, Warranties and Covenants.. Each of the Shareholders hereby agrees that all representations and warranties made by or on behalf of it in Article VI hereof and all covenants and agreements made by or on behalf of it in Article VII hereof shall survive the termination of this Agreement.

     10.4. Expenses. All costs and expenses incurred by each Shareholder in connection with the preparation, execution and delivery of this Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement, the Revolving Credit Facility, and the Registration Rights Agreement shall be borne by the Shareholder incurring them, except that costs of independent counsel for the Individual Parties shall be borne by the Company up to an aggregate amount of Ten Thousand United States Dollars ($US10,000). All costs and expenses incurred in connection with the organization of the Company shall be borne by the Company.

     10.5. Access To Company Records. Each of the Shareholders shall be entitled to examine the separate books and accounts to be kept by the Company and to be supplied with all relative information, including monthly management reports and operating statistics and such other trade and financial information, as such Shareholder deems necessary or appropriate in order to keep properly informed about the business of the Company.

     10.6. Notices. All notices, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given two (2) Business Days after delivery by registered mail, when dispatched by telex, telegram or electronic facsimile transmission with reasonable confirmation of receipt, or three (3) days after being sent by nationally recognized express courier service, addressed to the Party to whom the notice is intended to be given at the addresses specified below:

      (a)   If to LCC:

            LCC International, Inc.
            Arlington Courthouse Plaza II
            2300 Clarendon Boulevard
            Suite 800
            Arlington, Virginia 22201
            Facsimile: 703-527-9433
            Attention: Piyush Sodha, President and Chief Executive Officer with copy to:

            Arlington Courthouse Plaza II
            2300 Clarendon Boulevard
            Suite 800
            Arlington, Virginia 22201
            Facsimile: 703-527-9433
            Attention: Peter A. Deliso, General Counsel

      (b)   If to Albert F. Grimes:
            4625 Willowgrove Drive
            Ellicott City, Maryland 21042
            Facsimile No.: (410) 740-5395

      (c)   If to Donald G. McClure, Jr.:
            c/o Americom
            1300 Bellona Avenue
            Timonium, Maryland 21093
            Facsimile No.: (410) 823-1860

      (d)   If to R. Michael Gill:
            c/o Americom
            1300 Bellona Avenue
            Timonium, Maryland 21093
            Facsimile No.: (410) 823-1860

      (e)   If to Roy R. Markert, III
            316 Taplow Road
            Baltimore, Maryland 21212
            Facsimile No.: (410) 433-1011

      (f)   If to Joseph D. Croft, III
            4460 N. 38th Street
            Arlington, Virginia 22207
            Facsimile No.: (703) 241-2889

      (g)   If to Pamela H. O'Neil:
            c/o Americom
            1300 Bellona Avenue
            Timonium, Maryland 21093
            Facsimile No.: (410) 823-1860

      (h)   If to Gary L. Grimes:
            c/o Americom
            1300 Bellona Avenue
            Timonium, Maryland 21093
            Facsimile No.: (410) 823-1860

or to such other address or addresses as any such Party may from time to time designate by written notice.

     10.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Shareholders and the Company and their permitted successors and assigns. Notwithstanding the foregoing, no rights, obligations or liabilities hereunder shall be assignable by a Shareholder without prior written consent of the other Shareholders; provided, however, that LCC may at any time without such consent assign to an Affiliate its rights hereunder and Transfer any of its Shares to such Affiliates.

     10.8. Waiver. A Shareholder by written notice to the other Shareholders may
(a) extend the time for performance of any of the obligations or other actions of the other Shareholders under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other Shareholders contained in this Agreement, or (c) waive or modify performance of any of the covenants or obligations of the other Shareholders hereunder. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained in this Agreement and shall not operate or be construed as a waiver or continuing waiver of any subsequent breach thereof, whether of a similar or dissimilar nature.

     10.9. Announcements. The Shareholders shall consult and confer with each other prior to making any public announcement concerning any of the transactions contemplated in this Agreement.

     10.10. Entire Agreement. This Agreement supersedes any previous agreement, whether written or oral, that may have been made or entered into by and among the Shareholders or any of them or their representatives relating to the matters contemplated hereby. This Agreement constitutes the entire agreement by and among the Shareholders with respect to the subject matter hereof.

     10.11. Amendments. This Agreement may be amended or supplemented at any time by additional written agreements, as may mutually be determined by the Shareholders to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the Shareholders, but neither this Agreement nor any term hereof may be amended, released, discharged, abandoned, changed or modified in any manner except by an instrument in writing which refers to this Agreement and which is executed by each of the Shareholders.

     10.12. Limitations on Rights of Third Persons. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the Shareholders any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except the permitted assigns of the Shareholders.

     10.13. Governing Law. The legal relations between the Shareholders and the Company shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without reference to its conflict of laws principles.

     10.14. Further Assurances. The Shareholders hereby agree to execute and deliver all documents and instruments and to take or cause to be taken such other actions that are reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

     10.15. Remedies to be Cumulative. The remedies provided for in this Agreement shall be in addition to, and not in lieu of, any other remedies to which any of the Shareholders is entitled for any breach of or non-compliance with the provisions of this Agreement.

     10.16. Severability. Each section and sub-section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws. In the event that any provision of this Agreement shall finally be determined by a competent court or tribunal to be unlawful or unenforceable, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the Shareholders to the extent permissible under applicable Laws. In particular, but without limiting the generality of this Section 10.16, each covenant contained in Section 7.2 hereof shall be read and construed independently of the other covenants and while the covenants contained therein are considered by the Shareholders to be reasonable in all the circumstances as of the date hereof it is acknowledged that covenants of such a nature may be invalid because of changing circumstances or other unforeseen reasons and accordingly it is hereby agreed and declared that if any one or more such covenants shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company or the Shareholder in question, the validity of any other covenants and provisions contained therein shall not be affected, provided that if such covenants would be valid if part of the wording thereof was deleted or the period thereof reduced or the range of activities or area covered thereby reduced in scope then said covenants shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other covenants contained herein.

     10.17. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     10.18. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                    LCC INTERNATIONAL, INC.

                                    By: /S/ PIYUSH SODHA
                                        ----------------
                                    Name:  Piyush Sodha
                                    Title: President and Chief
                                           Executive Officer

                                    /S/ ALBERT F. GRIMES
                                    --------------------
                                    Albert F. Grimes

                                    /S/  DONALD G. MCCLURE, JR.
                                    ---------------------------
                                    Donald G. McClure, Jr.

                                    /S/  R. MICHAEL GILL
                                    --------------------
                                    R. Michael Gill

                                    /S/  ROY R. MARKERT, III
                                    ------------------------
                                    Roy R. Markert, III

                                    /S/  JOSEPH D. CROFT, III
                                    -------------------------
                                    Joseph D. Croft, III

                                    /S/  PAMELA H. O'NEILL
                                    ----------------------
                                    Pamela H. O'Neill

                                    /S/  GARY L. GRIMES
                                    -------------------
                                    Gary L. Grimes